Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2015 Results

Net Loss Narrows by 48% Reflecting 20% Growth in Enterprise & Education Segment Revenue, Driven by Lexia
Combined with Management's Actions to Reduce Costs

ARLINGTON, VA — August 5, 2015 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter 2015. Revenue totaled $51.4 million, down $5.9 million compared to $57.3 million in the year-ago period. Net loss for the second quarter 2015 totaled $8.2 million, or $(0.38) per diluted share. In the year-ago period, net loss totaled $15.8 million, or $(0.74) per diluted share.
Second Quarter 2015 Overview

•
Revenue in the Enterprise & Education (“E&E”) segment totaled $23.3 million, up $3.9 million compared to $19.4 million in the year-ago period, reflecting the benefit of purchase accounting impacts, which lowered revenue in the second quarter 2014, and 46% growth in Literacy bookings; Language bookings decreased year-over-year due, in part, to a lower amount of multi-year paid upfront deals and currency impacts

•	Segment contribution was 38% of revenue for the Consumer segment, up from 25% in the second quarter last year, reflecting a higher return on media spend and heightened focus on profitability

•	Total operating expense was down $10.7 million versus prior year quarter

•	Additional $12 million in annualized cost savings initiatives identified, on top of the $50 million announced in March 2015

•	Net loss of $8.2 million, or $(0.38) per diluted share; net loss included restructuring charges and other related costs totaling $1.3 million (pre-tax)

•	Revenue-based Adjusted EBITDA, a non-GAAP financial measure, totaled $(0.3) million, up from $(9.0) million in the year-ago period

•	Ended the quarter with $29.8 million in cash with no debt outstanding
“We continue to transform Rosetta Stone into a more attractive SaaS-based business. Improving margins in our Consumer business, combined with capital allocations to accelerate the growth in our E&E business, will enable us to deliver long-term value,” said John Hass, Interim President and Chief Executive Officer. “We are working quickly to establish a lower cost base as we move into 2016. The $50 million in cost reduction actions taken earlier this year are starting to more fully show in our results, while the additional $12 million in annualized cost savings announced today will begin to be realized by the end of the year.”

Second Quarter 2015 Review
Revenue: Total revenue of $51.4 million was down 10% year-over-year as the transition to make E&E the Company’s dominant segment continued during the second quarter. E&E revenue increased 20% year-over-year to reach a record 45% of the total revenue mix; E&E revenue growth also benefitted from the impact of lower revenue in the second quarter 2014 resulting from purchase accounting impacts on acquired deferred revenue from Lexia and Tell Me More. The Company expects the year-over-year revenues to become more comparable as it laps the purchase accounting impact which will result in lower revenue growth rates than what were experienced in the second quarter 2015. Consumer segment revenue declined $9.8 million, reflecting management’s strategic decision to reduce media spending and manage that business for targeted Adjusted EBITDA.

US$ thousands, except for percentages

	Three Months Ended June 30,
	2015	2014	% change
Revenue from:
Enterprise & Education	23,291	19,414	20%
Consumer	28,120	37,901	(26)%
Total	51,411	57,315	(10)%
Net Loss: Net loss in the second quarter 2015 improved 48% to $(8.2) million, compared to $(15.8) million in the second quarter a year ago. The improvement primarily reflected a higher gross profit percentage, the cost savings initiative undertaken in March 2015 and lower variable incentive compensation expense. Gross profit as a percent of revenue improved 340 basis points year-over-year to 82.5% in the second quarter 2015. Total operating expenses were $10.7 million lower, as improvements were realized in all major expense categories. Sales and marketing expense was down 19% year-over-year to $30.6 million, due to the decision to conduct fewer promotional campaigns and lower media spending. Research and development expense was down 17% year-over-year to $7.0 million, reflecting a narrowed focus on product enhancements and new initiatives. General and administrative expense was down 15% year-over-year to $11.9 million, largely due to the 15% staff reduction in global non-E&E headcount undertaken in March 2015.
Balance Sheet and Cash Flow: Cash at the end of the second quarter 2015 was $29.8 million, compared with $64.7 million at December 31, 2014. Deferred revenue totaled $123.2 million, compared to $128.2 million at December 31, 2014. Of the total deferred revenue balance, approximately 72% was short-term and will be recognized as revenue over the next 12 months. Free cash flow, a non-GAAP financial measure, was $(16.1) million in the second quarter 2015, compared with $(7.7) million in the year-ago period. The decline in free cash flow largely reflected payments for severance and consulting resulting from the change in strategy and previously announced cost reductions, along with changes in working capital and a smaller increase in deferred revenue. The Company's cash flow is highly seasonal, with a net use of cash during the first half of the year that has historically narrowed over the remaining two quarters with the fourth quarter traditionally being a net generator of cash.
Adjusted EBITDA: Revenue-based Adjusted EBITDA, a non-GAAP financial measure, was $(0.3) million, a favorable change of $8.7 million year-over-year, primarily reflecting the Company's improved net loss in the second quarter 2015.
Effective this quarter, the Company will guide to GAAP revenue but no longer guide to Bookings (a non-GAAP financial measure). Accordingly, investors should disregard prior Bookings guidance, as previous statements made with respect to Bookings will not be updated.
Similarly, investors should disregard prior Bookings-based Adjusted EBITDA guidance, as the Company has reverted to a revenue-based definition of Adjusted EBITDA which no longer adjusts for the change in deferred revenue or the change in deferred commissions. This change is consistent with the fact that the Company will no longer communicate Bookings guidance. The Company’s prior Bookings-based computation of Adjusted EBITDA would have been $1.2 million, an improvement of $1.1 million compared to $0.1 million in the year-ago period.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:30 p.m. ET during which time there will be a discussion of the results and the Company’s business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on August 12. Investors may dial into the replay using 1-858-384-5517 and passcode 13613827.

Caution on Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," or

"projects." These statements may relate to: our revised business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances might not occur. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results to differ materially from what we say in our forward-looking statements include: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These and other risks and uncertainties are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC). We encourage you to review those documents before making any investment decision.
Non-GAAP Financial Measures
This press release also contains several references to non-GAAP financial measures.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release, which is posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, and not to rely on any single financial measure to evaluate the Company’s business. The Company's non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The Company's innovative, personalized language and reading programs drive positive learning outcomes in thousands of schools, businesses, government organizations and for millions of individual learners around the world.
Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning and is widely recognized today as the industry leader in providing effective language programs. The Company's cloud-based programs allow users to learn online or on-the-go via tablet or smartphone, whether in a classroom, in a corporate setting, or in a personal learning environment. Rosetta Stone is also a leader in the literacy education space, helping millions of students build fundamental reading skills through its Lexia Learning division. Additionally, the Company's Fit Brains business offers personalized brain training programs developed by neuroscientists and award-winning game designers to be fun and help keep your brain sharp.
Rosetta Stone is based in Arlington, VA, and has offices and operations around the world. For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.
Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$29,803	$64,657
Restricted cash	100	123
Accounts receivable (net of allowance for doubtful accounts of $1,514 and $1,434, at June 30, 2015 and December 31, 2014, respectively)	43,530	76,757
Inventory, net	7,636	6,500
Deferred sales commissions	11,426	10,740
Prepaid expenses and other current assets	6,472	5,038
Income tax receivable	1,100	464
Total current assets	100,067	164,279
Deferred sales commissions	5,088	4,362
Property and equipment, net	25,231	25,277
Goodwill	56,892	58,584
Intangible assets, net	31,081	34,377
Other assets	1,898	1,525
Total assets	$220,257	$288,404
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,762	$19,548
Accrued compensation	10,148	14,470
Obligations under capital lease	372	594
Other current liabilities	33,786	56,157
Deferred revenue	88,590	95,240
Total current liabilities	141,658	186,009
Deferred revenue	34,577	32,929
Deferred income taxes	1,910	1,554
Obligations under capital lease	2,696	3,154
Other long-term liabilities	991	1,313
Total liabilities	181,832	224,959
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,156 and 22,936 shares issued and 22,156 and 21,936 shares outstanding at June 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	181,986	178,554
Accumulated loss	(131,057)	(102,998)
Accumulated other comprehensive loss	(1,071)	(678)
Treasury stock, at cost, 1,000 and 1,000 shares at June 30, 2015 and December 31, 2014, respectively	(11,435)	(11,435)
Total stockholders' equity	38,425	63,445
Total liabilities and stockholders' equity	$220,257	$288,404

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue:
Product	$14,209	$28,125	$34,183	$60,497
Subscription and service	37,202	29,190	75,670	57,583
Total revenue	51,411	57,315	109,853	118,080
Cost of revenue:
Cost of product revenue	3,719	7,269	9,356	15,093
Cost of subscription and service revenue	5,301	4,691	10,966	9,038
Total cost of revenue	9,020	11,960	20,322	24,131
Gross profit	42,391	45,355	89,531	93,949
Operating expenses:
Sales and marketing	30,555	37,833	70,705	76,930
Research and development	6,953	8,368	15,925	17,142
General and administrative	11,920	14,002	27,674	30,055
Impairment	160	—	451	2,199
Lease abandonment and termination	—	118	—	3,688
Total operating expenses	49,588	60,321	114,755	130,014
Loss from operations	(7,197)	(14,966)	(25,224)	(36,065)
Other income and (expense):
Interest income	7	5	11	10
Interest expense	(93)	(50)	(181)	(106)
Other income and (expense)	(503)	(248)	(2,084)	(22)
Total other income and (expense)	(589)	(293)	(2,254)	(118)
Loss before income taxes	(7,786)	(15,259)	(27,478)	(36,183)
Income tax expense (benefit)	389	491	581	(191)
Net loss	$(8,175)	$(15,750)	$(28,059)	$(35,992)
Loss per share:
Basic	$(0.38)	$(0.74)	$(1.31)	$(1.70)
Diluted	$(0.38)	$(0.74)	$(1.31)	$(1.70)
Common shares and equivalents outstanding:
Basic weighted average shares	21,689	21,252	21,355	21,188
Diluted weighted average shares	21,689	21,252	21,355	21,188

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,175)	$(15,750)	$(28,059)	$(35,992)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	2,108	1,953	3,395	3,359
Loss on foreign currency transactions	323	—	1,695	—
Bad debt expense	542	515	952	1,472
Depreciation and amortization	3,333	3,460	6,683	6,894
Deferred income tax expense (benefit)	84	292	379	(464)
Loss (gain) on disposal of equipment	(1)	3	(2)	109
Amortization of debt issuance costs	36	—	68	—
Loss on impairment	160	—	451	2,199
(Income) from equity method investments	(9)	—	(9)	—
Net change in:
Restricted cash	7	(43)	24	17
Accounts receivable	7,119	(5,064)	31,665	12,852
Inventory	790	687	(1,167)	(347)
Deferred sales commissions	(1,506)	(2,557)	(1,447)	(3,934)
Prepaid expenses and other current assets	(177)	(113)	(1,499)	423
Income tax receivable	(189)	(13)	(633)	(652)
Other assets	155	47	(159)	737
Accounts payable	(6,337)	(1,192)	(10,738)	(680)
Accrued compensation	(2,944)	4,666	(4,090)	(3,457)
Other current liabilities	(10,834)	(2,592)	(19,875)	(12,053)
Other long-term liabilities	(96)	(78)	(321)	(250)
Deferred revenue	2,312	11,305	(3,919)	11,663
Net cash used in operating activities	(13,299)	(4,474)	(26,606)	(18,104)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,771)	(3,178)	(5,153)	(4,544)
Decrease in restricted cash for Vivity acquisition	—	—	—	12,314
Acquisitions, net of cash acquired	—	(1,526)	(1,688)	(41,687)
Other investing activities	(280)	—	(280)	—
Net cash used in investing activities	(3,051)	(4,704)	(7,121)	(33,917)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	—	188	37	642
Payment of financing fees	(7)	—	(34)	—
Payments under capital lease obligations	(93)	(305)	(375)	(366)
Net cash (used in) provided by financing activities	(100)	(117)	(372)	276
Decrease in cash and cash equivalents	(16,450)	(9,295)	(34,099)	(51,745)
Effect of exchange rate changes in cash and cash equivalents	329	160	(755)	(241)
Net decrease in cash and cash equivalents	(16,121)	(9,135)	(34,854)	(51,986)
Cash and cash equivalents—beginning of period	45,924	55,974	64,657	98,825
Cash and cash equivalents—end of period	$29,803	$46,839	$29,803	$46,839

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP net loss	$(8,175)	$(15,750)	(28,059)	(35,992)
Total other non-operating (income) and expense	589	293	2,254	118
Income tax expense (benefit) expense	389	491	581	(191)
Impairment	160	—	451	2,199
Stock-based compensation	2,108	1,953	3,395	3,359
Depreciation and amortization	3,333	3,460	6,683	6,894
Other EBITDA adjustments	1,331	561	7,765	8,567
Adjusted EBITDA*	$(265)	$(8,992)	$(6,930)	$(15,046)

* Beginning Q2 2015, Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, depreciation, amortization, and stock-based compensation expense. In addition, Adjusted EBITDA excludes impairments, any items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, restructuring and related wind down costs, severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition. See below for a reconciliation of the definition of Adjusted EBITDA prior to Q2 2015 which included the impact of the change in deferred revenue (excluding acquired deferred revenue) less the change in deferred commissions.

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Adjusted EBITDA using definition beginning Q2 2015	$(265)	$(8,992)	(6,930)	(15,046)
Change in deferred revenue	2,944	11,689	(5,002)	12,165
Change in deferred commission	(1,518)	(2,556)	(1,412)	(3,933)
Adjusted EBITDA using definition prior to Q2 2015	$1,161	$141	$(13,344)	$(6,814)

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net cash used in operating activities	$(13,299)	$(4,474)	$(26,606)	$(18,104)
Purchases of property and equipment	(2,771)	(3,178)	(5,153)	(4,544)
Free cash flow*	$(16,070)	$(7,652)	$(31,759)	$(22,648)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Business Metrics
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2014	Jun 30 2014	Sep 30 2014	Dec 31 2014	Dec 31 2014	Mar 31 2015	Jun 30 2015
Revenue by Segment (in thousands, except percentages)

Enterprise & Education	17,882	19,414	22,532	24,872	84,700	23,168	23,291
Consumer	42,883	37,901	41,983	54,386	177,153	35,274	28,120
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411

YoY Growth (%)
Enterprise & Education	28%	32%	50%	51%	41%	30%	20%
Consumer	(14)%	(20)%	(8)%	(11)%	(13)%	(18)%	(26)%
Total	(5)%	(8)%	6%	2%	(1)%	(4)%	(10)%

% of Total Revenue
Enterprise & Education	29%	34%	35%	31%	32%	40%	45%
Consumer	71%	66%	65%	69%	68%	60%	55%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography (in thousands, except percentages)

United States	49,410	46,637	51,592	64,431	212,070	46,189	41,539
International	11,355	10,678	12,923	14,827	49,783	12,253	9,872
Total	60,765	57,315	64,515	79,258	261,853	58,442	51,411

Revenues by Geography (as a %)
United States	81%	81%	80%	81%	81%	79%	81%
International	19%	19%	20%	19%	19%	21%	19%
Total	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.